EXHIBIT 8.1

ORGANIZATIONAL STRUCTURE

As of April 30, 2005, we had the following significant subsidiaries:

Company name	Jurisdiction of Incorporation	Percentage Ownership (common equity)

CHC Helicopters International Inc.	Canada	100%
CHC Helicopters (Barbados) Limited	Barbados	100%
CHC Leasing (Barbados) Limited	Barbados	100%
CHC Capital (Barbados) Limited	Barbados	100%
Canadian Helicopters (UK) Limited	Scotland	100%
CHC Scotia Limited	England and Wales	100%
Vinland Denmark AS	Denmark	100%
Vinland Helicopters AS	Norway	100%
Helicopter Services Group AS	Norway	100%
CHC Helikopter Service AS	Norway	100%
Astec Helicopter Services AS	Norway	100%
Heliwest AS	Norway	100%
CHC Helicopters (Australia) (through Lloyd Helicopter Services Pty. Ltd.)	Australia	100%
CHC Helicopters (Africa) Pty. Ltd. (formerly Court Helicopters Pty. Ltd.)	Africa	100%
Court Helicopters Limited (Mauritius)	Mauritius	100%
CHC Composites Inc.	Canada	100%
CHC Denmark ApS	Denmark	100%
CHC Ireland Limited	Ireland	100%
Brintel Holdings Limited	Scotland	100%
4083423 Canada Inc.	Canada	100%
CHC Netherlands BV	the Netherlands	100%
CHC Sweden AB	Sweden	100%
Schreiner Luchtvaart Groep BV	the Netherlands	100%
Schreiner North Sea Helicopters BV	the Netherlands	100%
Schreiner Airways, BV	the Netherlands	100%
Schreiner Aircraft Maintenance Company BV	the Netherlands	100%
Schreiner & Co., BV	the Netherlands	100%
Schreiner Chad SA	Chad	100%
Whirly Bird Services Limited	UK	100%

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